As filed with the U.S. Securities and Exchange Commission on May 17, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	73-1541378
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

(Address of Principal Executive Offices and Zip Code)

Restricted Stock Units Granted as Employment Inducement Awards Outside of a Plan

(Full Title of the Plan)

Charles E. Wheelock

Senior Vice President, Chief Administrative Officer,

General Counsel, and Secretary

100 Crescent Centre Parkway, Suite 1240

Tucker, Georgia 30084

(770) 879-4400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Stuart Welburn

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, New York 10017-4611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	112,500	$4.89	$550,125.00	$60.02

(1)	This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 112,500 shares of common stock, par value $0.01 per share (the “Common Stock”), of Williams Industrial Services Group Inc., a Delaware corporation (the “Registrant”), that may be issued upon the vesting of time-based restricted stock units and performance-based restricted stock units granted by the Registrant as employment inducement awards outside of a plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rules 457(c) and (h) and calculated based upon the average of the high and low prices of the Common Stock on the NYSE American LLC on May 11, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 112,500 shares of Common Stock issuable upon the vesting of restricted stock units granted pursuant to the Offer Letter, dated May 17, 2021, between the Registrant and Raymond A. Hruby, Jr., which includes time-based restricted stock units covering 37,500 shares of Common Stock and performance-based restricted stock units covering a target number of 37,500, and a maximum number of 75,000, shares of Common Stock. Such grant is made as a material inducement to Mr. Hruby’s acceptance of employment as the Senior Vice President of Key Accounts of the Registrant and was approved by the Compensation Committee of the Registrant’s Board of Directors in reliance on the employment inducement exemption under NYSE American Company Guide Section 711, which exempts certain inducement equity grants from the general requirement of the NYSE American rules that equity-based compensation plans and arrangements be approved by stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participant in the arrangements covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which are on file with the Commission, are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;

2.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 9, 2021, February 16, 2021, February 23, 2021, and March 8, 2021;

3.	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 27, 2021; and

4.	The description of the Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and are a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article Eight of the Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Registrant’s directors will be protected from personal liability, through indemnification or otherwise, to the fullest extent possible under the DGCL. This includes not being personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of fiduciary duty, except for liability: (i) for any breach of the duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (providing for director liability for unlawful payments of dividends or unlawful stock repurchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the amended DGCL. This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve the Registrant’s directors from complying with federal or state securities laws.

Section 145 of the DGCL grants each Delaware corporation the power to indemnify its directors and officers against liability for certain of their acts. Article Eight of the Certificate of Incorporation provides, to the fullest extent permitted by law, for mandatory indemnification of the Registrant’s directors, officers, employees and agents, except as may otherwise be provided in the Registrant’s by-laws, and for advancement of expenses incurred by such directors, officers, employees and agents in relation to any action, suit or proceeding.

Article IV of the Registrant’s Fourth Amended and Restated By-Laws (the “By-Laws”) provides that the Registrant (i) will, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant and (ii) except as otherwise required by the By-Laws, may, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Further, the Registrant will, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant; however, the Registrant will not indemnify such persons for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems appropriate. To the extent that a person who is or was a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding as discussed above, or in defense of any such claim, issue or matter, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. In accordance with the DGCL, the By-Laws further provide that these indemnification rights are not exclusive of any other rights to which those seeking indemnification may be entitled.

The By-Laws also provide that the Registrant may pay expenses incurred by any person who may have a right of indemnification under the By-Laws in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

The Registrant’s employment agreements with its executive officers generally provide for indemnification of the executive officers in accordance with the By-Laws. The Registrant also carries directors’ and officers’ liability insurance to insure its directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index below.

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Form 10 (Commission File No. 001-16501) filed with the Commission on April 30, 2010 and incorporated herein by reference).

4.2	Certificate of Amendment, dated June 30, 2010, to the Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Registrant’s Amendment No. 2 to Form 10 filed with the Commission on July 20, 2010 and incorporated herein by reference).

4.3	Second Certificate of Amendment, dated June 27, 2018, to the Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on June 29, 2018 and incorporated herein by reference).

4.4	Fourth Amended and Restated By-Laws (filed as Exhibit 3.2 to the Registrant’s Form 8-K filed with the Commission on June 29, 2018 and incorporated herein by reference).

5.1	Opinion of Thompson Hine LLP as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Thompson Hine LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney.

99.1	Time-Based Restricted Share Unit Agreement (Inducement Grant), dated May 17, 2021, between the Registrant and Raymond A. Hruby, Jr.

99.2	Performance-Based Restricted Share Unit Agreement (Inducement Grant), dated May 17, 2021, between the Registrant and Raymond A. Hruby, Jr.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on May 17, 2021.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

By:	/s/ Charles E. Wheelock
Charles E. Wheelock Senior Vice President, Chief Administrative Officer, General Counsel, and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tracy D. Pagliara* Tracy D. Pagliara	Chief Executive Officer, President and Director (Principal Executive Officer)	May 17, 2021

/s/ Randall R. Lay*	Senior Vice President and Chief Financial Officer	May 17, 2021
Randall R. Lay	(Principal Financial and Accounting Officer)

/s/ Robert B. Mills*	Chairman of the Board of Directors	May 17, 2021
Robert B. Mills

/s/ David A. B. Brown*	Director	May 17, 2021
David A. B. Brown

/s/ Steven D. Davis* Steven D. Davis	Director	May 17, 2021

/s/ Nelson Obus* Nelson Obus	Director	May 17, 2021

/s/ Mitchell I. Quain* Mitchell I. Quain	Director	May 17, 2021

* The undersigned, by signing his name hereto, executes this Registration Statement pursuant to the power of attorney executed by the above-named persons and filed with the Commission as Exhibit 24.1 hereto.

*By:	/s/ Charles E. Wheelock
Charles E. Wheelock, Attorney-in-Fact